Exhibit 99.1

Offshore Oil and Gas Specialist Deep Down Q1’19 Revenue

Rose to $6.3M vs. $3.7M and EPS Improved to $0.02 vs. ($0.06);

Hosts Investor Call Tue. May 14 at 10am ET

Houston, TX – May 13, 2019 – Deep Down, Inc. (OTCQX: DPDW) (“Deep Down”), a specialist in deepwater oil and gas production and distribution equipment and services, today reported results for its first quarter ended March 31, 2019 (Q1’ 19). Deep Down will hold a conference call tomorrow, Tuesday, May 14 at 10:00 am ET to review its results and discuss its 2019 outlook (details below).

Deep Down at a Glance

Share Price+:	$0.86	Cash and Short-term investments*:	$2.8M
52-Week Range:	$0.67 - $1.00	Book Value*:	$17.3M
Shares Out*(05/13/2019):	13.4M	Price / Book Value+:	0.66x
Market Cap+:	$11.5M	TTM Revenue:*	$18.8M

* As of 3/31/19

+ As of 05/10/19

Ronald E. Smith, CEO, stated, “We are pleased with the way we began 2019, as we continue to advance prospects with major oil and gas operators in the U.S. and internationally. The strength of our performance is indicative of the accelerating industry demand for offshore services as well as projects that were originally slated for 2018.

“Improving energy prices and streamlined development costs have paved the way to the green-lighting of major offshore projects that had stalled in response to the decline in oil prices. Deep Down's advantage over the competition is our experience, flexibility and highly specialized engineering expertise which enables us to solve unique deepwater exploration challenges at competitive prices."

Operating Results

Q1’19 revenues improved 70% to $6.3 million compared to $3.7 million in Q1’18, benefitting from certain offshore service projects that were originally expected to commence in the second half of 2018 but transpired in Q1’19. Gross margins improved to 36% in Q1’19 compared to 31% in Q1’18 reflecting improved revenues and higher margin service work.

Q1’19 selling, general and administrative expenses increased slightly to $2.0 million compared to $1.9 million in Q1’18, but improved significantly as a percentage of revenue to 32% in Q1’19 from 52% in Q1’18 due to the benefit of higher revenues, headcount reductions and enhanced cost controls.

Deep Down reported modified EBITDA of $659,000 in Q1’19 compared to a modified EBITDA loss of $419,000 in Q1’18. Deep Down reported net income of $212,000, or $0.02 per diluted share, in Q1’19 compared with a Q1’18 net loss of $850,000, or ($0.06) per basic share, with the increase due to improved revenues and cost control disciplines. Per share results are based on 13.5 million and 13.4 million weighted average shares outstanding in Q1’19 and Q1’18, respectively.

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At March 31, 2019, Deep Down had working capital of $6.3 million, including cash and short-term investments of $2.8 million and total shareholders’ equity of $17.3 million. Deep Down had a $2.6 million increase in accounts receivable in Q1 ’19 compared to year-end 2018, principally reflecting increased Q1’19 business activity as well as certain lengthened customer payment terms.

Charles Njuguna, CFO, stated, “Reflecting FASB’s new lease accounting standard, we are now required to record key information for operating lease arrangements on the balance sheet. Reflecting the terms of our lease portfolio, we were required to record on our balance sheet a right of use asset to the amount of $5.4M and corresponding current and non-current lease liabilities of $5.4M. We adopted the new standard January 1, 2019, using the modified retrospective method and used the effective date as our date of initial application.”

Conference Call Details:

Call Dial-in:	877-303-6187 or 678-894-3073 for international callers

Webcast/Replay URL:	Deep Down Webcast or
https://edge.media-server.com/m6/p/vqe6dmp2

Call Replay:	855-859-2056 or (404) 537-3406 for international callers
Call ID: 7697355 - Available through 05/21/2019

About Deep Down, Inc. (www.deepdowninc.com)

Deep Down focuses on complex deepwater and ultra-deepwater oil and gas production distribution system technologies and support services, connecting the platform and the wellhead. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, installation buoyancy, remotely operated vehicles and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions.

Forward-Looking Statements Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Follow us on:                      Twitter: @DeepDownIR

Investor Relations:

Catalyst IR

Chris Eddy or Tanya Kamatu

212-924-9800

dpdw@catalyst-ir.com

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

	Three months, ended March 31,
	2019	2018
(In thousands, except per share amounts)	unaudited	unaudited
Revenues	$6,300	$3,706
Cost of sales	3,765	2,218
Depreciation Expense	277	354
Total cost of sales	4,042	2,572
Gross profit	2,258	1,134
Operating expenses:
Selling, general and administrative	1,995	1,911
Depreciation and amortization	68	77
Total operating expenses	2,063	1,988
Operating income (loss)	195	(854)
Total other income	22	9
Income (loss) before income taxes	217	(845)
Income tax expense	(5)	(5)
Net income (loss)	$212	$(850)
Net income (loss) per share, basic and diluted	$0.02	$(0.063)
Weighted-average shares outstanding, basic and diluted	13,511	13,436

Modified EBITDA – Reconciliation to Net Income:
Net income (loss)	$212	$(850)
Deduct interest income	(7)	(9)
Add depreciation and amortization	345	431
Add income tax expense, net	5	5
Add share-based compensation	104	4
Modified EBITDA (EBITDA loss)	$659	$(419)

Cash flow data:
Cash provided by (used in):
Operating activities	$(583)	$(1,759)
Investing activities	517	(273)
Financing activities - share repurchases*	(173)	(1)
Financing activities - other	–	–
Financing activities - total	(173)	(1)
Total change in cash	$(239)	$(2,033)

Balance Sheet data:
Cash and short term investment (CD)	$2,816	$3,050
Total current assets	10,772	9,990
Total current liabilities	4,437	2,964
Working capital	6,335	7,026
Total assets	25,912	20,120
Total liabilities	8,657	3,011
Stockholders' equity	17,255	17,109
Stockholders' equity per common share	$1.28	$1.27

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